UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒  Soliciting Material Pursuant to §240.14a-12

Nuveen New York AMT-Free Quality Municipal Income Fund

(Exact Name of Registrant as Specified in its Charter)

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NUVEEN NEW YORK AMT-FREE QUALITY MUNICIPAL INCOME FUND (NRK) Why are you receiving this letter? 1. An activist investor, Karpus Investment Management, Inc., wants to appoint their own unqualified nominees to your Board. Vote on the white card for your qualified and experienced Trustees. VOTE FOR: Joanne Medero, Loren Starr, and Matthew Thornton 2. Karpus wants to fire Nuveen as the investment manager for your municipal bond Fund, yet they have no plans for the future of the Fund, nor do they have any experience managing a closed-end fund. VOTE AGAINST: Proposal to terminate Nuveen as investment manager IF WE LET KARPUS WIN, THEIR ACTIONS MAY HAVE DISASTEROUS CONSEQUENCES: â®¾ Jeopardizing your monthly income and cash flow â®¾ Destroying the long-term value of your investment â®¾ Creating tax consequences for you What is at stake for you? The loss of a quality Fund that consistently meets your investment goals and provides you with regular distributions and tax-exempt income. INCREASE TO ONE-YEAR RETURN BOARD MEMBERS ARE YOUR MONTHLY 13 % ON INVESTMENT TRUSTED STEWARDS 2x DISTRIBUTION THROUGH JUNE WHO PRIORITIZE YOUR SINCE 2023 2024 INTERESTS WE NEED ALL SHAREHOLDERS TO VOTE TODAY NRK431—33976—Z88183 – 3

Make your voice heard. Vote for Nuveen’s three Class III Board Members Vote against Karpus’ proposal to terminate the Fund’s investment advisory agreement DO NOT RETURN ANY GREEN CARD SENT TO YOU BY KARPUS A vote on the green card cancels your support for Nuveen HOW DO I VOTE ON THE WHITE PROXY CARD? On the enclosed white proxy card, follow the selection guide below: 1. Election of Board Members:    Class III: For    Against    Abstain 1a. Joanne T. Medero    1b. Loren M. Starr 1c. Matthew Thornton III    2. To ratify the selection of KPMG LLP as the Fund’s independent registered public accounting firm for the fiscal year ending August 31, 2024. 3. If properly presented at the Annual Meeting, a shareholder proposal to terminate the Fund’s investment advisory agreement. HOW ELSE CAN I VOTE? VOTE BY PHONE VOTE ONLINE Call the toll-free number on your WHITE Use the website provided on your proxy card and follow the simple WHITE proxy card and follow the instructions simple instructions IF YOU HAVE ANY QUESTIONS ABOUT THE PROPOSALS TO BE VOTED UPON: Please contact Georgeson LLC toll-free: (866) 679-3234